UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 23, 2020

EXPEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Expedia Group Way W.

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

(206) 481-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	EXPE	The Nasdaq Global Select Market
Expedia Group, Inc. 2.500% Senior Notes due 2022	EXPE22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Investment Agreements

On April 23, 2020, Expedia Group, Inc., a Delaware corporation (“Expedia Group” or the “Company”), entered into an Investment Agreement (the “Apollo Investment Agreement”) with AP Fort Holdings, L.P., an affiliate of Apollo Global Management, Inc. (the “Apollo Purchaser”), and an Investment Agreement (the “Silver Lake Investment Agreement” and, together with the Apollo Investment Agreement, the “Investment Agreements”) with SLP Fort Aggregator II, L.P. and SLP V Fort Holdings II, L.P., affiliates of Silver Lake Group, L.L.C. (together, the “Silver Lake Purchaser” and, together with the Apollo Purchaser, the “Purchasers”). The Company has agreed to issue and sell (1) to the Apollo Purchaser, pursuant to the Apollo Investment Agreement, 600,000 shares of the Company’s newly created Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase 4.2 million shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for an aggregate purchase price of $588 million and (2) to the Silver Lake Purchaser, pursuant to the Silver Lake Investment Agreement, 600,000 shares of Series A Preferred Stock and Warrants to purchase 4.2 million shares of Common Stock, for an aggregate purchase price of $588 million, in each case subject to, among other things, consummation of the Company’s offering of up to $2 billion aggregate principal amount of Senior Notes due 2025 (the “Notes”) in a private placement (the “Notes Offering”) reflecting at least $2 billion aggregate principal amount of the Notes, and the effectiveness of an amendment to the Amended and Restated Credit Agreement, dated as of September 5, 2014, among the Company, Expedia, Inc., Travelscape, LLC, Hotwire, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, as amended. Upon consummation of the transactions contemplated by the Investment Agreements, the Company will pay certain fees in an aggregate amount of $12 million to affiliates of the Apollo Purchaser and the Silver Lake Purchaser. On the terms and subject to the conditions set forth in the Investment Agreements, from and after the closing, (1) each of the Apollo Purchaser and the Silver Lake Purchaser will be entitled to designate one representative to be appointed to the Board of Directors of the Company (the “Board”) and (2) the Apollo Purchaser will be entitled to appoint one non-voting observer to the Board, in each case until such time as the applicable Purchaser and its Permitted Transferees (as defined in the Investment Agreements) no longer beneficially own (a) at least 50% of the shares of Series A Preferred Stock purchased by the applicable Purchaser under the Investment Agreement (unless the applicable Purchaser holds less than 50% of the shares of Series A Preferred Stock as a result of redemptions by the Company, in which case the reference to 50% shall be replaced with a reference to 20%) and (b) Warrants and/or Common Stock for which the Warrants were exercised that represent in the aggregate and on an as exercised basis, at least 50% of the shares underlying the Warrants purchased by the applicable Purchaser under the Investment Agreement.

The Company expects that the purchase of the Series A Preferred Stock and Warrants pursuant to the Investment Agreements will occur on or about May 5, 2020. The Investment Agreements (including the forms of Certificate of Designations, Warrants and Registration Rights Agreement) contain other customary covenants and agreements, including certain standstill provisions and customary preemptive rights.

Certificate of Designations for Series A Preferred Stock

Dividends on each share of Series A Preferred Stock will accrue daily on the Preference Amount (as defined below) at the then-applicable Dividend Rate (as defined below) and will be payable semi-annually in arrears. As used herein, “Dividend Rate” with respect to the Series A Preferred Stock means (a) from the closing until the day immediately preceding the fifth anniversary of the closing, 9.5% per annum, (b) beginning on each of the fifth, sixth and seventh anniversaries of the closing, the then-applicable Dividend Rate shall be increased by 100 basis points on each such yearly anniversary, and (c) beginning on each of the eighth and ninth anniversaries of the closing date, the then-applicable Dividend Rate shall be increased by 150 basis points on each such yearly anniversary. The Dividend Rate is also subject to certain adjustments if the Company incurs indebtedness causing its leverage to exceed certain thresholds. Dividends are payable (a) until the third anniversary of the closing, either in cash or through an accrual of unpaid dividends (“Dividend Accrual”), at the Company’s option, (b) from the third anniversary of the closing until the sixth anniversary of the closing, either in cash or in a combination of cash and Dividend Accrual (with no more than 50% of the total amount of such Dividend being paid through a Dividend Accrual), at the Company’s option and (c) thereafter, in cash.

The Series A Preferred Stock will rank senior to the Common Stock and the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

At any time on or before the first anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 105.0% of the sum of the original liquidation preference of $1,000 per share of Series A Preferred Stock plus any Dividend Accruals (the “Preference Amount”), plus accrued and unpaid distributions as of the redemption date. Any time after the first anniversary of the closing but on or prior to the second anniversary of the closing the

Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 103.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. Any time after the second anniversary of the closing but on or prior to the third anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 102.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. Any time after the third anniversary of the closing but on or prior to the fourth anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 101.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. At any time after the fourth anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to the Preference Amount plus accrued and unpaid distributions as of the redemption date. The Series A Preferred Stock is not convertible into Common Stock or Class B Common Stock. Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred are entitled to vote separately as a class (as described below), whether at a meeting or by written consent. The holders of shares of Series A Preferred Stock do not otherwise have any voting rights.

The vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, is required in order for the Company to (i) amend, alter or repeal any provision of its Amended and Restated Certificate of Incorporation (including the certificates of designations relating to the Series A Preferred Stock) in a manner that would have an adverse effect on the rights, preferences or privileges of the Series A Preferred Stock, as applicable, (ii) issue, any capital stock ranking senior or pari passu to the Series A Preferred Stock, other than certain issuances to a governmental entity in connection with a financing transaction or (iii) liquidation, dissolution or winding up of the Company.

Warrants to Purchase Company Common Stock

Pursuant to the Investment Agreements, the Company has agreed to issue to each of (1) the Silver Lake Purchasers (in the aggregate) and (2) the Apollo Purchaser, Warrants to purchase 4.2 million shares of Common Stock at an exercise price of $72.00 per share, subject to certain customary anti-dilution adjustments provided under the Warrants, including for stock splits, reclassifications, combinations and dividends or distributions made by the Company on the Common Stock. The Warrants are exercisable on a net settlement basis. The Warrants expire ten years after the closing date.

Registration Rights Agreement

Pursuant to the Investment Agreements, the Company and the Purchasers will enter into a Registration Rights Agreement, pursuant to which the Purchasers will be entitled to customary registration rights with respect to the shares of Common Stock for which the Warrants may be exercised and, from and after the fifth anniversary of the closing, the Series A Preferred Stock.

The Investment Agreements (including the forms of Certificate of Designations, Warrants and Registration Rights Agreement) contain other customary covenants and agreements, including certain standstill provisions and customary preemptive rights.

The foregoing description of the Investment Agreements, the terms of the Series A Preferred Stock, the form of Certificate of Designations, the form of Warrants and the form of Registration Rights Agreement and the transactions contemplated thereby (the “Preferred Stock and Warrant Transactions”) is not complete and is qualified in its entirety by reference to the full text of the Apollo Investment Agreement and the Silver Lake Investment Agreement (and the forms of the Certificate of Designations, Warrant and Registration Rights Agreement attached thereto) which are attached to this report as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 3.02. The issuances of the shares of Series A Preferred Stock and Warrants pursuant to the Investment Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 3.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Investment Agreement, dated as of April 23, 2020, by and between Expedia Group, Inc. and AP Fort Holdings, L.P.

4.2	Investment Agreement, dated as of April 23, 2020, by and between Expedia Group, Inc. and SLP Fort Aggregator II, L.P. and SLP V Fort Holdings II, L.P.

104	Cover Page Integrative Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Chief Legal Officer and Secretary

Dated: April 23, 2020